Exagen Inc. Reports First Quarter 2022 Results

Records in Ordering Healthcare Providers and Adopters, Set All-Time Record for AVISE® CTD Monthly Volume in March

May 11, 2022

SAN DIEGO – Exagen Inc. (Nasdaq: XGN), a leading provider of autoimmune testing solutions, today reported financial results for the quarter ended March 31, 2022.
First Quarter Highlights:
•Generated total revenue of $10.4 million for the first quarter of 2022. Our flagship AVISE® CTD test, including AVISE® Lupus, generated revenue of $8.7 million for the first quarter of 2022.
•Delivered 30,903 AVISE® CTD tests, including AVISE® Lupus, in the first quarter of 2022, a 6.5% increase over the first quarter of 2021. Since the launch of AVISE® CTD in 2012 through the first quarter of 2022, we have delivered over 646,000 of these tests.
•Record number of ordering healthcare providers totaling 2,175 in the first quarter of 2022, including a record of 761 adopters for the AVISE® CTD and AVISE® Lupus tests, and sequential quarterly retention rate of approximately 99% among adopting healthcare providers from the prior quarter.

“Exagen once again set records in the first quarter for the number of adopters and healthcare providers. We were very encouraged to see that March was an all-time record for AVISE® CTD tests delivered, especially after Omicron's impact on the first half of the quarter. The American Medical Association's decision to issue and price a Proprietary Laboratory Analyses code for AVISE® Lupus is a major milestone for Exagen as it demonstrates the potential effectiveness of Cell-Bound Complement Activation Products technology and sets us up for long-term success. We are pleased with our continued progress with payors and are expected to have over 90 million in-network lives with the addition of Centene and WellCare effective June 1, 2022. Additionally, our research and development team continues to advance our autoimmune pipeline products to bring much needed tests to the market," said Ron Rocca, President and Chief Executive Officer of Exagen.

First Quarter 2022 Financial Results
Testing revenue was $10.4 million for the first quarter of 2022, compared to $10.3 million in the first quarter of 2021, due to increased AVISE® CTD volumes despite the disruption caused by COVID-19 through mid-February 2022, partially offset by a decrease in average reimbursement per AVISE® CTD test related to payor mix. Our revenue resulting from the Janssen Agreement contributed no revenue in the first quarter of 2022, compared to $0.3 million in the first quarter of 2021. Total revenue for the three months ended March 31, 2022 was $10.4 million, compared with $10.6 million in the first quarter of 2021. Gross margin was 44.0% in the first quarter of 2022, compared to 55.5% in the first quarter of 2021, due to an increase in cost per test, a decrease in average reimbursement per AVISE® CTD test related to payor mix, and a decrease in revenue resulting from the Janssen Agreement. Testing gross margin was 44.0% in the first quarter of 2022, compared to 54.2% in the first quarter of 2021.
Operating expenses were $20.1 million in the first quarter of 2022, compared with $16.2 million in the first quarter of 2021, due to increases in employee related expenses from headcount growth, including stock-based compensation and recruitment expenses, cost of revenue due to the increase in testing volumes and cost per test, research and development expenses, as well as overall increases due to inflationary factors.
For the first quarter of 2022, net loss was $10.3 million, compared to a net loss of $6.2 million for the first quarter of 2021.
Cash and cash equivalents were $89.8 million as of March 31, 2022.
2022 Guidance
For the full year 2022, Exagen raises its guidance and expects revenue to be in the range of $53 million to $55 million, compared to previously provided guidance of $51 million to $53 million.
Conference Call
A conference call to review first quarter 2022 financial results and to provide a business update is scheduled for today May 11, 2022 at 4:30 PM Eastern Time (1:30 PM Pacific Time). Interested parties may access the conference call by dialing (855) 238-9398 (U.S.) or (412) 317-5230 (international). Additionally, a link to a live webcast of the call will be available in the Investor Relations section of Exagen's website at investors.exagen.com.
Participants are asked to join a few minutes prior to the call to register for the event. A replay of the conference call will be available until Wednesday, May 18, 2022 at 11:59 PM Eastern Time (8:59 PM Pacific Time). Interested parties may access the replay by dialing (844) 512-2921 (U.S.) or (412) 317-6671 (international) using passcode 10166625. A link to the replay of the webcast will also be available in the investor relations section of Exagen's website.
About Exagen
Exagen is dedicated to transforming the care continuum for patients suffering from debilitating and chronic autoimmune diseases by enabling timely differential diagnosis and optimizing therapeutic intervention. Exagen has developed and is commercializing a portfolio of innovative testing products under its AVISE® brand, several of which are based on our proprietary Cell-Bound Complement Activation Products, or CB-CAPs, technology. Exagen’s goal is to enable providers to improve care for patients through the differential diagnosis, prognosis and monitoring of complex autoimmune and autoimmune-related diseases, including rheumatoid arthritis and lupus.
For more information, please visit Exagen.com and follow @ExagenInc on Twitter.
Forward Looking Statements

Exagen cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Exagen’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: Exagen's goals and strategies; the potential utility and effectiveness of Exagen's services and testing solutions that are currently available or in its development pipeline; the expectation that Exagen's in-network agreements will drive availability of its tests, and potential revenue that may be generated by such agreements; Exagen's ability to retain or secure wider reimbursement for its tests; including its reliance on third parties to process and transmit claims to payors and the adverse impact of any delay, data loss, or other disruption in processing or transmitting such claims; the expected impact and results of further investments in its business and collaborations, Exagen's future potential growth and ability to continue to sustain success; and 2022 guidance. The inclusion of forward-looking statements should not be regarded as a representation by Exagen that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Exagen’s business, including, without limitation: the COVID-19 pandemic may continue to adversely affect its business, financial condition and results of operations, including as a result of slowdown in its operations as well as those of its suppliers and courier services, impeding patient movement and interruptions to healthcare services causing a decrease in test volumes, disruptions to the supply chain of material needed for its tests causing an increase in cost per test, its sales and commercialization activities and its ability to receive specimens and perform or deliver the results from its tests, delays in reimbursement and coverage decisions from Medicare and third-party payors and in interactions with regulatory authorities, and delays in ongoing and planned clinical trials involving its tests; Exagen’s commercial success depends upon attaining and maintaining significant market acceptance of its testing products and promoted therapeutics among rheumatologists, patients, third-party payors and others in the medical community; Exagen’s ability to successfully execute on its business strategies; third-party payors not providing coverage and adequate reimbursement for Exagen’s testing products or promoted therapeutics, including Exagen's ability to collect funds due; Exagen’s ability to obtain and maintain intellectual property protection for its testing products; regulatory developments affecting Exagen’s business; and other risks described in Exagen’s prior press releases and Exagen’s filings with the Securities and Exchange Commission ("SEC"), including under the heading “Risk Factors” in Exagen’s Annual Report on Form 10-K for the year ended December 31, 2021 and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Exagen undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
CONTACTS:
Investors Relations
Exagen Inc.
Ryan Douglas
rdouglas@exagen.com
760.560.1525

Company
Exagen Inc.
Kamal Adawi, Chief Financial Officer
kadawi@exagen.com

760.477.5514

Exagen Inc.
Unaudited Condensed Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2022	2021

Revenue	$10,394	$10,587
Operating expenses:
Costs of revenue	5,817	4,711
Selling, general and administrative expenses	12,152	10,040
Research and development expenses	2,104	1,403
Total operating expenses	20,073	16,154
Loss from operations	(9,679)	(5,567)
Interest expense	(598)	(645)
Other income, net	5	3
Net loss	$(10,272)	$(6,209)
Net loss per share, basic and diluted	$(0.60)	$(0.48)
Weighted-average number of shares used to compute net loss per share, basic and diluted	16,992,391	12,943,237

Exagen Inc.
Unaudited Condensed Balance Sheets
(in thousands, except share and per share data)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$89,751	$99,442
Accounts receivable, net	10,911	9,654
Prepaid expenses and other current assets	2,974	3,638
Total current assets	103,636	112,734
Property and equipment, net	6,568	4,772
Operating lease right-of-use assets	5,633	—
Goodwill	5,506	5,506
Other assets	701	433
Total assets	$122,044	$123,445
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$4,214	$2,492
Operating lease liabilities	949	—
Accrued and other current liabilities	6,721	6,826
Total current liabilities	11,884	9,318
Borrowings-non-current portion, net of discounts and debt issuance costs	27,651	27,478
Non-current operating lease liabilities	5,284	—
Deferred tax liabilities	306	306
Other non-current liabilities	763	1,407
Total liabilities	45,888	38,509
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized, no shares issued or outstanding at March 31, 2022 and December 31, 2021	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized at March 31, 2022 and December 31, 2021; 16,231,198 and 16,164,994 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	16	16
Additional paid-in capital	294,552	293,060
Accumulated deficit	(218,412)	(208,140)
Total stockholders' equity	76,156	84,936
Total liabilities and stockholders' equity	$122,044	$123,445